Exhibit 99.1

RLH Corporation Announces Leadership Changes

Chief Financial Officer Resigns Due to Health Issues

-Search Launched -

DENVER, October 18, 2018 (GLOBE NEWSWIRE) – RLH Corporation (NYSE:RLH) announced today that its Chief Financial Officer, Douglas L. Ludwig, has tendered his resignation due to personal health reasons. The Company’s Chief Accounting Officer, Mr. Nate Troup will serve as Principal Financial Officer while the Company conducts its search for a replacement.

“The RLH team is keeping Doug in its thoughts and we wish him a rapid recovery. Doug has overseen a great deal of positive change at RLH and we are grateful for his efforts during his tenure. The Company has strengthened its financial position with a meaningful reduction of long-term debt since Doug joined RLH in 2017,” said RLH President and Chief Executive Officer Greg T. Mount. “With the sale of our owned hotels largely completed, our focus is on growing our asset light, franchise model. We are confident that we have a seasoned finance and accounting team in place as we conduct our search.”

About RLH Corporation

Red Lion Hotels Corporation is an innovative hotel company doing business as RLH Corporation and focuses on the franchising, management and ownership of upscale, midscale and economy hotels. The company focuses on maximizing return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

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Investor Relations Contact:

Amy Koch

O: 509-777-6417

C: 917-579-5012

investorrelations@rlhco.com

Media Contact:

Dan Schacter

Director, Social Engagement and Public Relations

509-777-6222

dan.schacter@rlhco.com